1

                              EMPLOYMENT AGREEMENT

           EMPLOYMENT AGREEMENT, dated as of February 11, 1997 (this "Agreement"), between MICHAEL A. LUBIN (the "Employee") and SALANT CORPORATION, a Delaware corporation (the "Corporation").
             WHEREAS, the Employee and the Corporation desire to enter into an agreement of employment; NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
             1. Employment. During the Employment Period (as hereinafter defined), the Corporation shall employ the Employee and the Employee shall serve as President and Chief Operating Officer of the Corporation. The Employee shall perform such services and duties of a senior executive character for the Corporation and any division, subsidiary or affiliate thereof as shall be assigned to him from time to time by the Chief Executive Officer of the Corporation during the Employment Period. The Employee agrees that, except as otherwise provided herein, he shall devote substantially all of his business time, attention and energy to the business of the Corporation, its subsidiaries and affiliates in the advancement of the best interests of the Corporation, its subsidiaries and affiliates. The Employee will perform his duties hereunder principally in the metropolitan New York area. During the Employment Period it shall not be a violation of this Agreement for the Employee to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, (c) serve as a director and executive officer of Lexington Precision Corporation ("Lexington") and its affiliates provided that such activities do not exceed twenty (20) business days annually (it being understood that there may be intervals during any year during which the Employee's involvement with such entities may be greater than during other periods of such year) and (d) manage personal investments and serve as a partner of Lubin, Delano & Co., an investment bank ("Lubin Delano"), so long as such activities do not interfere, in any material respect, with the performance of Employee's responsibilities as an employee of the Corporation in accordance with this Agreement.
             2. Term of Agreement. (a) For purposes of this Agreement, the term "Employment Period" shall mean the period commencing February 11, 1997 and ending June 30, 1998. In the event of the Employee's death prior to June 30, 1998, the Employment Period shall terminate on the last day of the calendar month within which such death shall have occurred. In the event that the Employee shall become totally disabled (either mentally or physically) for a period of three (3) consecutive months or more prior to June 30, 1998, the Employment Period shall terminate at the end of such three (3) consecutive month period. (b) Notwithstanding anything contained herein to the contrary, the Corporation shall have the right to terminate the Employment Period immediately, upon three (3) days prior written notice to the Employee, if the Employee (i) engages in conduct which is determined by a court of competent jurisdiction to be guilty of a felony or act of moral turpitude, (ii) commits any act of willful misconduct, malfeasance or gross negligence that is injurious to the Corporation in any material respect, (iii) commits a material violation of the Corporation's Code of Conduct, or (iv) breaches this Agreement in any material respect (collectively, "For Cause Termination").
             (c) The Employee shall have the right to terminate the Employment Period for "good reason" (as hereinafter defined), provided that the Employee shall have given the Corporation written notice of the Employee's decision to terminate his employment (specifying the alleged "good reason" in reasonable detail) and the Corporation shall not have cured the same within three (3) business days after receipt of such notice, such cure to be retroactive in the case of any reduction in the "Adjusted Salary" (as hereinafter defined). For purposes of the foregoing, "good reason" shall mean (i) the assignment to the Employee of duties inconsistent with, or the diminution of, the Employee's positions, titles, offices, duties, responsibilities or status with the
Corporation, or a change without good cause in the Employee's reporting responsibilities, or any removal of the Employee from or any failure to elect the Employee to any positions, titles or offices specified in this Agreement and held by the Employee or (ii) a reduction in the Adjusted Salary.
             (d) Notwithstanding anything contained herein to the contrary, in the event that the Employee's employment hereunder is terminated (i) by the Corporation prior to the expiration of the Employment Period (other than as a result of a For Cause Termination or as a result of death or disability of the Employee) or (ii) by the Employee for good reason, the Corporation shall continue to pay to the Employee the Adjusted Salary for the period commencing on the date of such termination until the later of (x) the last day of the Employment Period or (y) six months (the "Separation Period"). During the portion of the Separation Period prior to June 30, 1998, and no other portion, the Employee shall (i) be entitled to any pro rata bonus as provided for in
Section 3(c) herein and (ii) be deemed an employee of the Corporation for all benefit determination and eligibility purposes, including, without limitation, insurance and the right to exercise stock options.
             (e) If the Corporation and the Employee fail to agree to extend the Employee's employment beyond the Employment Period (other than as a result of a For Cause Termination or as a result of death or disability of the Employee), the Corporation will continue to pay the Employee (the "Severance Payment") on a bi-weekly basis the Adjusted Salary for the period commencing on the Employee's last day of employment until the earlier of (i) the day the Employee commences Full Time Employment (as hereinafter defined) or (ii) six (6) months (the "Severance Period"). During the Severance Period, the Corporation shall provide the Employee with the same life, medical and dental insurance benefits that the Employee would have had if the Employment Period would have been extended for such period of time. The Employee will not be entitled to (i) any pro-rata bonus for the Severance Period or (ii) any other severance pursuant to any severance policy then in effect. In addition, the Corporation's obligation to make the
Severance Payment is contingent upon the Employee's execution of a mutual general release as reasonably established by the Corporation from time to time. For purposes of this Agreement "Full Time Employment" shall mean any employment as owner, principal, agent, partner, director, officer or employee for any entity, corporation, partnership or individual, other than Lexington or consulting engagements as a principal of Lubin Delano, where such employment equals or exceeds thirty (30) hours per week.
             The Employee hereby acknowledges that the Severance Payment is greater than the amount provided by the Corporation's normal severance policy and is being offered to the Employee in reliance upon the Employee's agreement to release the Corporation from any liability and to waive any claims the Employee may have against the Corporation, including, without limitation, any claims relating to the Employee's employment or separation from employment. Notwithstanding anything to the contrary contained herein or in any release executed by the Employee at any time hereafter, nothing shall impair the Employee's (i) right to enforce the obligations of the Corporation as set forth in this Agreement or (ii) right to seek indemnification or contribution from the Corporation in the event the Employee is the subject of any third-party claim or claim by or on behalf of the Corporation arising out of or relating to any act or omission by the Employee during the course of his employment by the Corporation, to the extent such right would have otherwise existed.
             3. Compensation. (a) The Corporation agrees to pay to the Employee during the Employment Period as compensation for the services to be rendered by the Employee a current base salary at the rate of $400,000 per annum (the "Base Salary") payable in equal bi-weekly installments during the Employment Period. On January 1, 1998, the Base Salary shall be adjusted upward for inflation by a percentage equal to the percentage increase in the "Consumer Price Index" (as hereinafter defined) for the period from October 1995 through December 31, 1997. For purposes of this Agreement, the term "Consumer Price Index" shall mean the "Consumer Price Index" published by the Bureau of Labor Statistics of the U.S. Department of Labor, New York City, all items. The Base Salary, as adjusted in accordance with this provision, shall be referred to as the Adjusted Salary.
             If the Consumer Price Index shall become unavailable to the public, the Corporation will substitute for it a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency, or if unavailable, a comparable index published by a major bank or other financial institution or by a university or a generally recognized financial publication.
             (b) In respect of each year of the Employment Period, in addition to the salary provided in (a) above, a bonus, if any, calculated as follows:
             (i) If the Corporation attains or exceeds its Pre-tax Income Budget for the any fiscal year, commencing with the 1997 fiscal year (a copy of each fiscal year's budget will be furnished to the Employee in December of the prior year), the Corporation shall pay a bonus to the Employee for such fiscal year in which such Pre-tax Income Budget was attained or exceeded by the Corporation equal to one hundred percent (100% ) of the base salary paid during such fiscal year plus an additional bonus equal to twenty percent (20%) of such then current base salary for each full five percent (5% ) (after rounding to the nearest 1/100th of a percent) by which the actual Pre-tax Income of the Corporation exceeds its Pre-tax Income Budget. For example, if the Pre-tax Income Budget for the Corporation for 1997 is $20,000,000 and the Corporation's actual Pre-tax Income is $21,000,000 the Employee shall be entitled to a bonus of one hundred and twenty percent (120%) of his 1997 current base salary of $400,000 or a bonus of $480,000,
             (ii) Notwithstanding anything contained herein to the contrary, if the actual Pre-tax Income of the Corporation is less than one hundred percent (100%) of its Pre-tax Income Budget in any fiscal year, the Employee shall not be entitled to any bonus for such fiscal year. The Employee shall not be entitled to any minimum or guaranteed bonus in respect of any fiscal year.
             (c) The amount of such bonus, if any, shall be calculated on or before ninety (90) days following the last day of each fiscal year of the Corporation commencing with the 1997 fiscal year. A written statement of the calculation and the amount of the bonus, if any, shall be delivered to the Employee within such ninety (90) day period.
             In the event of the termination of the Employment Period prior to the close of a complete fiscal year of the Corporation, the calculation for purposes of determining a bonus shall be computed on the basis of the results of the full fiscal year within which the termination of the Employment Period occurs; provided, however, that the amount of the actual bonus, if any, payable to the Employee with respect to such year shall be prorated based on the proportion that (x) the number of days from January 1 of such year to the date of the termination of the Employment Period bears to (y) 365.
             Notwithstanding anything to the contrary contained in this Agreement, if the Employee voluntarily leaves the employ of the Corporation prior to the completion of the Employment Period (other than in connection with a breach of this Agreement by the Corporation) or the Employment Period is terminated by the Corporation pursuant to Section 2(b) hereof, the Employee shall not be entitled to any bonus or pro rata bonus for the year in which such termination takes place or any subsequent year.
             (d)  The  following  principles  shall  apply  in  calculating  the
"Pre-tax Income of the Corporation" which term shall mean the aggregate consolidated income of the Corporation before provision for all Federal, State and local income taxes thereon. In calculating such "Pre-tax Income", all items of income and deductions shall be determined in accordance with generally accepted accounting principles applied on a consistent basis, subject, however, to the provisions of the following subparagraphs:
             (i) There shall be excluded from income: all extraordinary items of income such as gains and losses on the sale of fixed assets or intangible assets; all insurance recoveries other than for business interruption; non-recurring gains or losses including, without limitation, gains or losses on the termination of any employee benefit plans or gains or losses realized on the sale of quota.
             (ii)  Deductions  from income shall include all interest  expenses, fixed charges and reasonable provisions for depreciation, amortization and obsolescence, inventory write-offs and the salary and bonus payable to all of the employees of the Corporation and the Employee hereunder.
                      4. Employee Benefit Plans. Nothing herein contained shall affect the right of the Employee to participate and receive benefits under and in accordance with the provisions of any present or future pension or profit sharing plan, pension plan, insurance plan, medical plan, stock option plan, plan of deferred compensation or other similar plan or policy of the Corporation for the benefit of its employees.
             5. Covenant Not to Compete. The Employee covenants and agrees that he will not, at any time during the Employment Period (determined without giving effect to any termination of employment), whether as owner, principal, agent, partner, officer, employee, independent contractor, consultant, shareholder, licensor or otherwise, alone or in association with any other person, either directly or indirectly, carry on, be engaged or take part in, render services to or own, share in the earnings of, or invest in the stocks, convertible bonds or other convertible securities of, or be interested in any way in any business competing with the businesses of the Corporation or its subsidiaries without the written consent of the Board of Directors of the Corporation, provided that the Employee may hold a passive investment in a business which is competitive with or similar to any of the businesses of the Corporation if the investment is in securities which are listed on a national securities exchange or NASDAQ and the investment in any class of securities does not exceed 2% of the outstanding shares of such class or 2% of the aggregate outstanding principal amount of such class, as the case may be. In addition, for one year after the end of the Employment Period (determined without giving effect to any termination of employment), the Employee covenants and agrees that he will not, directly or indirectly, (i) hire any person who is employed by the Corporation on the Employee's last day of employment whose annual compensation on such date is equal to or greater than $100,000 or (ii) solicit, induce, entice or hire any such person to leave the employment of the Corporation.
             6. Non-Disclosure Covenant. The Employee further agrees that during the Employment Period and thereafter without limit, he will not, either directly or indirectly, communicate or divulge to any person, firm or corporation other than the Corporation, its subsidiaries and affiliates, any information (except that which is generally known or available to the public) relating to the business, customers and suppliers, or other affairs of the Corporation, its subsidiaries or affiliates ("Confidential Information") except (a) for the purpose of, or in connection with, the advancement of the business of the Corporation or (b) in the event that the Employee is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar legal process) to disclose Confidential Information, and the Employee is compelled to disclose such Confidential Information or else stand liable for contempt or suffer other censure, penalty or violation in a court proceeding. In the event that the Employee is required to disclose such Confidential Information in the circumstances described in
Section 6(b), the Employee will either (i) give the Corporation at least ten days' written notice (or shorter, but prompt, notice to the extent the Employee is required to respond to legal process in fewer than ten days) so that the Corporation may seek an appropriate protective order or (ii) make such disclosure to a court under seal.
             7. Indemnification. To the fullest extent permitted under the Delaware General Corporation Law and, in any event, on terms and conditions no less favorable than those applicable to directors or other officers of the Corporation, the Corporation shall indemnify the Employee against all liability and loss with respect to any threatened, pending or completed action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or any of its subsidiaries or affiliates, against expenses (including, without limitation, reasonable attorneys' fees and the costs of enforcing this Section 7), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, proceeding or investigation by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that he did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding any other provision of this Agreement, the Corporation's obligation to indemnify the Employee shall survive the expiration or termination of this Agreement, provided that in the event that the Employee is terminated pursuant to Section 2(b) of this Agreement, the Corporation shall have no obligation to indemnify the Employee under this Section 7 against any liability, loss or expense arising from conduct that constitutes grounds for the Corporation to terminate the Employment Period pursuant to Section 2(b) of this Agreement.
             8. Business Expenses; Auto Allowance. The Employee will submit, on a timely basis, to the Corporation periodic reports of travel and other expenses in connection with his employment hereunder, in such form and at such times as may reasonably be required by the Corporation. Such travel and other expenses will be subject to approval by the Corporation and the Employee will be reimbursed for such expenses as are reasonably incurred by the Employee in accordance with this Section 8. During the Employment Period, the Corporation will provide the Employee with an automobile allowance in the amount of $680 per month, payable with the first pay period of each month.
             9. Continuity of the Corporation. In the event that the Corporation shall at any time be merged or consolidated with any other corporation or corporations or shall sell or otherwise transfer a substantial portion of its assets to another corporation or entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the Corporation or entity surviving or resulting from such merger or consolidation or to which such assets shall be sold or transferred. Except as provided in the preceding sentence, this Agreement shall not be assignable by the Employee.
             10. Stock Options. Upon the commencement of the Employment Period, the Corporation shall grant to the Employee nonqualified stock options representing the right to purchase 162,500 shares of the Corporation's common stock, par value $1.00 per share (the "Common Stock"), pursuant to the Corporation's 1987 Stock Plan, 1988 Stock Plan and/or 1993 Stock Plan. The purchase price for such options will be the market price on the grant date. Stock options representing the right to purchase 99,997 shares of Common Stock will vest on the grant date for such options. Thereafter, stock options representing the right to purchase 8,929 shares of Common Stock will vest monthly for each of seven (7) months. The stock options shall be subject to the terms and conditions set forth in the Corporation's 1987 Stock Plan, 1988 Stock Plan and/or 1993 Stock Plan, as the case may be, and an agreement or agreements to be entered into, pursuant to the applicable plan or plans, between the Corporation and the Employee. The Corporation represents and warrants that the stock options granted to the Employee shall qualify for the exemptions afforded by the Securities and Exchange Commission Rule 16b-3 as in effect as of the date of this Agreement.
             11. Notice. Any notice or other communication provided for or permitted herein shall be deemed to be fully given if in writing and mailed by registered or certified mail, return receipt requested, to such party at the addresses shown below; if to the Corporation care of the following:
                                                     Salant Corporation
                           1114 Avenue of the Americas
                            New York, New York 10036
                           Attention: Todd Kahn, Esq.

if to the Employee, then to the following:

                                            Mr. Michael A. Lubin
                           C/0 Lubin, Delano & Company
                                            767 Third Avenue
                                            29th Floor
                            New York, New York 10017

Each party may change its or his respective address by written notice as described above.

     12. Complete Agreement; Modification and Termination. This Agreement constitutes the full and complete understanding and agreement of the parties, supersedes all prior understandings and agreements as to the employment of the Employee and cannot be amended, changed, modified or terminated without the consent in writing of the Corporation and the Employee. 13. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof. 14. Counterparts. This Agreement shall be executed in several counterparts, each of which shall be deemed to be an original. 15. Arbitration. The Employee and the Corporation agree that any dispute of any kind, nature or description between the parties hereto, with respect to, relating to or arising out of the Employee's employment with the Corporation or the terms of this Agreement, shall be submitted to binding arbitration before the American Arbitration Association in New York, New York in accordance with its rules then in effect. The costs and expenses of arbitration (including, without limitation, reasonable attorneys' fees and expenses) of the prevailing party, shall be paid by the party against whom the issue is determined. 16. Definitions. For purposes of this Agreement, the term "affiliate" shall mean any person, firm or corporation controlling, controlled by or under common control with, the Corporation. The term "control" shall mean the power to direct the affairs of any person, firm or corporation by reason of ownership of voting stock, by contract or otherwise. 17. Headings. The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation. 18. Governing Law. The Agreement shall be governed by and construed according to the laws of the State of New York.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                ---------------------------
                                         MICHAEL A. LUBIN


                                            SALANT CORPORATION

                          By__________________________
                               Nicholas P. DiPaolo
                                                  Chairman, Chief Executive
                                                    Officer and President